Exhibit 99.1

Harmonic Announces Warrant Agreement with Comcast
SAN JOSE, Calif.-September 27, 2016-Harmonic (NASDAQ: HLIT), today announced it has entered into a warrant agreement with Comcast Corporation. The agreement provides Comcast with the opportunity to acquire shares of common stock of Harmonic based on specific CableOSTM and other Harmonic product sales and deployment milestones during the term of the warrant.

“This agreement is a significant validation of our new product investment strategy,” said Patrick Harshman, Harmonic’s President and CEO. “We are well positioned to further strengthen our partnership with Comcast, drive new growth and create value for our stockholders.”
Harmonic will host a conference call at 6:00 a.m. Pacific (9:00 a.m. Eastern) on Wednesday, September 28, 2016. A listen-only broadcast of the conference call can be accessed either from the Company's website at www.harmonicinc.com or by calling +1.574.990.1032 or +1.800.240.9147 (passcode 89386483). The replay will be available after 8:00 a.m. Pacific at the same website address or by calling +1.404.537.3406 or +1.855.859.2056 (passcode 89386483).

Harmonic intends to discuss financial and other statistical information on this conference call. This information will also be available on the Company's website at www.harmonicinc.com either in the 8K filed with the Securities Exchange Commission related to the above broadcast, by accessing the listen-only broadcast described above, or by accessing the replay of the broadcast described above.
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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver, and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

Forward-Looking Statements
This press release contains forward looking statements, including those related to sales levels to Comcast. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  Among other things, an increase in the fair value of the warrants prior to vesting will require us to reduce our GAAP revenues associated with sales to Comcast; we may not achieve the milestones or minimum sales levels necessary for the warrants to vest; the income from the sales covered by the warrants may not offset the cost of the warrants; the dilutive impact of the issuance of the warrants may cause greater volatility in the trading price of our ordinary shares; and we may face adverse customer reaction to the issuance of the warrants.  These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in the Company's reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended July 1, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

All trademarks appearing herein are the property of their respective owners.

Harmonic Contact:

Blair King
Director, Investor Relations
+1.408.490.6172
blair.king@harmonicinc.com www.harmonicinc.com